Exhibit 99.1
For Release    4:15 PM, EST, September 18, 2013

Contact:	(News Media) Barbara Ciesemier +1.312.396.7461
(Investors) Erik Helding +1.317.817.4760

CNO Financial Group Names Scott Goldberg to
Lead Bankers Life and Casualty Company

Carmel, Ind., September 18, 2013 - CNO Financial Group, Inc. (NYSE:CNO) today announced that Scott Goldberg has been named President of Bankers Life and Casualty Company. He will report to Scott Perry, Chief Business Officer for CNO Financial Group. Perry previously held a dual role as Chief Business Officer and President of Bankers Life.

“We are positioned for growth and, with this change, Scott Perry can devote his full attention to identifying and leading the pursuit of opportunities for synergies across our distribution channels and our marketing approaches, and enhancing the customer experience,” said Ed Bonach, CEO of CNO.  “Scott Goldberg's experience in strategy and sales make him uniquely qualified to lead our Bankers Life business and is a direct benefit of our investment in talent management.”

“Scott has a wealth of strategy and sales experience in the insurance industry,” said Perry. “He has in-depth knowledge of our customers, our markets, our sales channels, and our products. Scott is an analytical thinker with a track record of successfully converting analysis into actions and successful business results. We look forward to his continued contributions in growing our Bankers Life franchise.”

Goldberg was previously the Vice President of Sales for the Bankers Life South Central Territory. He joined CNO in 2004 and progressed through several leadership roles in marketing and strategic planning. He became a Vice President of Sales in January of 2011. He earned his B.S. in Finance from the University of Illinois in 1992 and his MBA from the Ross School of Business at University of Michigan in 1997. Prior to joining CNO, Goldberg worked in strategy, consulting, and business development roles for CNA Financial, Lante Corporation, Accenture, and Arthur Andersen.

About CNO Financial Group
CNO Financial Group is a holding company.  Our insurance subsidiaries - principally Bankers Life and Casualty Company, Colonial Penn Life Insurance Company and Washington National Insurance Company - serve working American families and seniors by helping them protect against financial adversity and provide for a more secure retirement.  For more information, visit CNO online at www.CNOinc.com.

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